Exhibit 1.15

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Announcement of the General Extraordinary Shareholders’ Meeting of CaixaBank, S.A.

At a meeting held on 23 October 2020, the Board of Directors of CAIXABANK, S.A. (the “Company”) resolved to call its General Extraordinary Shareholders’ Meeting, to be held at Palacio de Congresos de Valencia, Avenida de las Cortes Valencianas, 60, in the city of Valencia, on 2 December 2020 at 11:00 a.m. at first call. If the required attendance quorum is not obtained at first call, the Shareholders' Meeting will take place at second call, at the same place and time, on 3 December 2020.

The General Shareholders' Meeting is expected to be held at second call, i.e. on 3 December 2020, at the aforementioned time and venue.

The Board of Directors has agreed to also allow online attendance at the General Extraordinary Shareholders’ Meeting, whereby those shareholders that so request may attend and participate in the General Meeting on-line and in real time, all pursuant to what is foreseen in the Articles of Association and the Regulations applicable to the Company’s General Shareholders’ Meeting, as well as in the Royal Decree-Law 8/2020, of 17 March, on extraordinary urgent measures to face the economic and social impact of COVID-19.

The General Shareholders' Meeting will be held in accordance with the following:

AGENDA

1.	Approval of the individual balance sheet of CaixaBank, S.A. as of 30 June 2020, for the purpose of considering the merger balance sheet further to item 2 of the agenda below.

2.	Approval of the merger of Bankia, S.A. into CaixaBank, S.A. (the "Merger"), with the termination of the absorbed company and the transfer, by universal succession, of all its assets and liabilities to the absorbing company, and with the exchange to be implemented via the distributing of new shares in CaixaBank, S.A., all in accordance with the terms of the merger plan signed by the directors of the two companies on 17 September 2020 (the "Merger Plan") and, for such purposes: (a) Approval of (i) the balance sheet of CaixaBank, S.A. as of 30 June 2020, submitted for approval to this General Meeting under item 1 on the agenda, as the merger balance sheet, (ii) the Merger Plan, and (iii) the Merger. Accounting record of the assets and liabilities of Bankia, S.A. Information on the terms and circumstances of the merger agreement. (b) Approval of the share capital increase to be made to cover the exchange for up to a maximum nominal sum of €2,079,209,002, through the issuance of a maximum of 2,079,209,002 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. Request for the admission to trading of the new shares to be issued in the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). Delegation of powers related to the capital increase. (c) Approval of the assuming of the powers of attorney granted by Bankia, S.A. as CaixaBank, S.A.’s own. (d) Approval of the corresponding share capital increases of CaixaBank, S.A. to, where applicable, cover the potential conversion of the contingent convertible perpetual bonds issued by Bankia, S.A., for up to a maximum nominal amount of €172,413,793 and €155,763,239, respectively, through the issuance of a maximum of 172,413,793 and 155,763,239 ordinary shares, each of a nominal value of one euro, belonging to the same class and series as the shares currently in circulation and represented by book entries. Request for the admission to trading of any new shares issued in the Barcelona, Bilbao, Madrid and Valencia stock exchanges via the Spanish Stock Exchange Interconnection System (Continuous Market). Delegation of powers related to the capital increases. (e) Delegation of the powers to perform all the acts and adopt all the resolutions required for requesting, processing and obtaining the authorisations and any other approvals, statements or releases required or advisable for the success of the Merger.

3.	Appointment of directors within the framework of the Merger.

3.1	Appointment of Mr José Ignacio Goirigolzarri Tellaeche

3.2	Appointment of Mr Joaquín Ayuso García

3.3	Appointment of Mr Francisco Javier Campo García

3.4	Appointment of Ms Eva Castillo Sanz

3.5	Appointment of Ms Teresa Santero Quintillá

3.6	Appointment of Mr Fernando Maria Costa Duarte Ulrich

4.	Authorisation and delegation of powers concerning the interpretation, remediation, addition, execution and development of the resolutions adopted by the Meeting, and delegation of faculties for the notarisation and inclusion of these agreements and their remediation, as applicable.

5.	Announcement of the report issued by the Board of Directors and auditors’ report, for the purposes foreseen in Article 511 of Royal Legislative Decree 1/2010, of 2 July, passing the consolidated version of the Law on Corporate Enterprises (the “Law on Corporate Enterprises”).

MEASURES AFFECTING PARTICIPATION IN PERSON AT THE GENERAL SHAREHOLDERS’ MEETING. RECOMMENDATION FOR REMOTE PARTICIPATION

It was announced that at the date of this call and pursuant to the Agreement adopted by the Consell de la Generalitat Valenciana on 19 June 2020, on Covid-19 prevention measures, as amended by the Resolutions of 17 and 24 July 2020 adopted by the Consellera de Sanitat Universal i Salut Pública, the number of people who physically attend the General Meeting at this act and premises may in no case exceed 75% of the capacity permitted at the venue, it is necessary to use a face mask, and to follow any hygienic and prevention measures indicated on the premises.

Last 1 October, Resolution of 30 September 2020 was made public, adopted by the State Secretariat for Healthcare, announcing the Agreement adopted by the Interterritorial Council of the Spanish Health System on the Declaration of Joint Steps in Public Health Matters in order to cover high-risk situations due to an uncontrolled transmission of SARS-Cov-2 infections, dated 30 September 2020, establishing stricter measures in those regions or geographical areas with a higher spreading rate, affecting mobility and the holding of events. Depending on how the pandemic evolves, there is still a possibility that the city of Valencia and/or other Spanish municipalities will be affected by these measures, or for the competent authorities to issue new rules that somehow limit or prevent attendance in person at a General Shareholders’ Meeting; this may even require that the Meeting be exclusively held remotely, i.e. without the attendance in person of shareholders and representatives, on the same dates and at the same time foreseen in this call announcement. In such case, the shareholders and representatives will be duly informed by publishing an announcement in addition to this call, all in accordance with Article 41 of Royal Decree-Law 8/2020, of 17 March, on extraordinary urgent measures to face the economic and social impact of COVID-19, as worded by Royal Decree-Law 11/2020, of 31 March, adopting complementary urgent measures in social and economic matters to combat COVID-19, and the joint Release issued by the Registrars Association and Spanish National Securities Market Commission (“CNMV”) on the General Meetings of listed companies called to be held while there are ongoing restrictions or recommendations derived from the health crisis, published last 28 April, in order to allow all shareholders and their representatives to participate remotely at a General Shareholders’ Meeting and exercise their rights of information, proxy, intervention and vote, in the terms foreseen in this announcement for remote attendance at the General Shareholders’ Meeting.

Given the situation derived from the pandemic, any restrictions or limitations ordered by the health authorities, at all times prioritising the health of our shareholders and their representatives, as well as any employees and suppliers involved in preparing the General Shareholders’ Meeting and the general population and, in turn, in light of the corporate interest and relevance in holding this General Shareholders’ Meeting, pursuant to what is expressly allowed in the Articles of Association and Regulations of the General Shareholders’ Meeting, the Royal Decree-Law 8/2020, of 17 March, on extraordinary urgent measures to face the economic and social impact of COVID-19, and the technical means put in place by the Company, the Board of Directors has recommended that all shareholders attend the General Shareholders’ Meeting remotely, whether by attending the Meeting remotely in real time, as described in this announcement below and as indicated in the Instructions for remotely attending the General Shareholders' Meeting, passed by the Board of Directors and posted on the Company’s corporate website (www.CaixaBank.com), or by exercising their rights of proxy and vote through remote means of communication prior to the holding of the General Meeting, in the terms established in this announcement, in the Regulations applicable to CaixaBank, S.A.’s General Shareholders’ Meetings and in the Instructions for Proxy and Remote Voting prior to a General Shareholders’ Meeting, posted on the Company’s corporate website (www.CaixaBank.com).

The General Shareholders' Meeting will be streamed at the link provided under Information on the General Extraordinary Shareholders' Meeting - December 2020 on the Company's website (www.CaixaBank.com), which may be accessed by both the Company's shareholders and non-shareholders. The streaming of the General Shareholders' Meeting may also be watched in English, and a sign language interpreter will also be available.

SUBMITTAL OF PROPOSALS OF RESOLUTION

In accordance with Article 519.3 of the Law on Corporate Enterprises, shareholders representing at least 3% of the Company’s share capital may submit grounded motions for resolution regarding matters already included or which should be included on the agenda of the Meeting called herein. The Company will post the proposals of resolution and any attached documentation on its corporate website (www.CaixaBank.com) as they are received, as established by law.

The right to submit motions for resolution must be exercised by written notice, sent to the Company’s registered office at Pintor Sorolla, 2-4, 46002 Valencia, to the attention of the Secretaría General – Junta General Extraordinaria de Accionistas - Diciembre 2020 (General Secretariat - Extraordinary General Shareholders’ Meeting – December 2020), within five days from the date of publication of this call notice, stating the identity of the shareholders exercising the right to submit motions for resolution and the number of shares they hold, together with the motions for resolution, attaching any documentation that may be required or appropriate, where the case may be.

ATTENDANCE AND VOTE

Pursuant to Article 22 of the Articles of Association and article 8 of the Regulations of the General Shareholders' Meeting, shareholders who own at least one thousand (1,000) shares, whether individually or when pooled with other shareholders, will be entitled to attend the General Shareholders' Meeting, insofar as they have such shares recorded in the appropriate register at least five days in advance of the scheduled date for the meeting.

Shareholders wishing to attend the Meeting will require an attendance card issued by the Company or by the entities in which their shares are held. The Company has decided to send cards directly to the shareholders, to be used for attending the General Shareholders' Meeting in person. However, if they cannot obtain these cards for any reason, the attendance card form may be found on the Company’s website (www.CaixaBank.com).

To confirm the identity of the attending shareholders, attendants will be asked to show their national identity card or any other official document generally accepted for these purposes together with their attendance card at the entrance to the venue of the General Shareholders' Meeting. Likewise, in the case of legal entity shareholders, attendants may be required to provide proof that they are the representative of the said legal entity.

Registration of attendance cards will commence two hours before the scheduled start time of the Meeting.

In conflict of interest situations provided for by law, voting rights may not be exercised and the Law on Corporate Enterprises, the Articles of Association and the Company Regulations of the General Shareholders’ Meeting will apply.

PROXIES AND REMOTE VOTING PRIOR TO THE SHAREHOLDERS' MEETING

Shareholders not attending the General Shareholders' Meeting in person may be represented by a proxy, complying with the requirements and formalities set forth in the General Shareholders' Meeting Regulations, the Articles of Association and the Law on Corporate Enterprises.

Shareholders wishing to attend the Meeting by proxy must have the ownership of their shares entered in the appropriate book-entry register at least five days prior to the date scheduled for the Meeting.

Proxy forms must be filled in and signed by the shareholders, using the relevant card. Shareholders are reminded that they are free to grant their proxy to the Board of Directors or to the Chairman of the General Shareholders' Meeting, including voting instructions if deemed appropriate.

Proxies may be cancelled at any time. Personal attendance at the General Shareholders' Meeting by the principal shall be construed as cancellation.

The delegation of vote must be presented by the proxy at the time and place of the General Shareholders' Meeting. Proxies must provide proof of their identity with their national identity card or other official document generally accepted for these purposes.

It is hereby informed that the Company has decided to send cards directly to the shareholders for proxy voting (“Proxy Card”) or remote voting (“Remote Voting Card”). However, if they cannot obtain these cards for any reason, Proxy Card and Remote Voting Card forms may be found on the Company's website (www.CaixaBank.com), which may be printed out, filled in, signed and delivered or sent to the Company, as the case may be, as described below.

Each share with voting rights, either present or represented by proxy at the General Shareholders' Meeting, entitles the owner to one vote.

The following methods are accepted for proxy or remote voting prior to the General Shareholders' Meeting:

By electronic means

Proxies should be appointed or remote votes cast, as the case may be, via the Company’s website (www.CaixaBank.com), following the instructions given in the section “General Extraordinary Shareholders' Meeting - December 2020”. To prove their identity, shareholders wishing to cast their vote or appoint a proxy electronically must be in possession of a Spanish electronic identity card (DNIe) or a qualified or advanced electronic signature, based on a valid electronic certificate issued by the Spanish Public Certification

Entity (CERES), belonging to the Fábrica Nacional de Moneda y Timbre, while users of the CaixaBankNow digital banking service must be in possession of their personal passwords.

Votes cast and proxies appointed may also be expressly cancelled by the shareholder by the same means.

By post

To appoint a proxy or vote by post, shareholders must fill in and sign a Proxy Card or Remote Voting Card, as the case may be, issued by the Company or entity in which their shares are deposited. Once filled in and signed, it may be delivered to any of our branches or sent by post to Apartado de Correos 281, 08080 Barcelona or to the Company's registered offices at Pintor Sorolla 2-4, 46002 Valencia, indicating "CaixaBank, S.A. - Junta General Extraordinaria de Accionistas - Diciembre 2020" (General Secretariat - Extraordinary General Shareholders’ Meeting – December 2020). Duly filled in and signed cards may also be delivered in person at the entity at which the shares of the shareholder in question are deposited, so that in such cases the card may be sent to the Company appropriately and in good time. However, if they cannot obtain these cards for any reason, card forms may be found on the Company's website (www.CaixaBank.com), which may be printed out, filled in, signed and sent to the Company.

Rules on remotely voting and granting proxies prior to the General Shareholders' Meeting

i)	The services for voting and granting proxies electronically will be available to shareholders from 29 October 2020.

ii)	Remote proxy appointments and votes must be received by the Company at least 48 hours prior to the scheduled start time of the General Shareholders' Meeting on first call, i.e. by 30 November 2020 at 11.00 am.

iii)	At the time and place of the General Shareholders' Meeting, appointed proxies must provide proof of their identity with their national identity card or other official document generally accepted for these purposes.

iv)	Shareholders casting their vote remotely, either by post or electronically, shall be deemed to be in attendance for the purposes of quorum at the General Shareholders' Meeting.

v)	If more than one proxy is appointed by a shareholder with regard to the same shares, only the last proxy to be appointed will be valid, regardless of the means of delegation used. If the date of appointment is unknown, the last one received by the Company will prevail.

vi)	If more than one vote is cast by a shareholder with respect to the same shares, only the last vote to be cast will be valid. If the date of voting is unknown, the last vote received by the Company will prevail.

vii)	Votes cast remotely shall render null and void any electronic or written proxy appointment, either previous (in which case it will be regarded as cancelled) or subsequent (in which case it will not be recognised).

viii)	Personal attendance at the General Shareholders' Meeting by a shareholder who has previously appointed a proxy or cast a vote remotely will render the said vote or proxy null and void.

ix)	Legal entity shareholders may consult the Company regarding the possibility of using remote voting and proxy appointment procedures, where the case may be, with all due guarantees.

x)	Shareholders have sole liability for the safekeeping of their electronic signatures, and of their personal passwords in the case of users of the CaixaBankNow digital banking service.

xi)	The Company reserves the right to modify, suspend, cancel or limit the electronic voting and proxy appointment procedures for technical or security reasons. The Company shall hold no liability for any loss or damage that the shareholder may suffer as a result of its website not being available, or from any breakdowns, overloads, line or connection failures, malfunctioning of the postal service or any other similar contingency beyond the Company’s control that may hinder or prevent use of the remote voting or proxy appointment procedures.

xii)	In conflict of interest situations, voting rights may not be exercised and the Law on Corporate Enterprises, the Articles of Association and the Company Regulations of the General Shareholders’ Meeting will apply, the same being the case for proxy appointment.

REMOTE ATTENDANCE

Shareholders and proxies who have the right to attend the General Shareholders' Meeting may also attend the meeting remotely using online media.

The guidelines established below are a summary of the Instructions for remotely attending the General Shareholders' Meeting approved by the Board of Directors, published on the Company's website (www.CaixaBank.com), and shall apply both in the event that the General Shareholder's Meeting is held physically at the venue indicated in this announcement and also in the event that the General Shareholders' Meeting is exclusively held remotely in case any measure is set out by the administrative or health authorities that restricts or impedes the holding of the Company's Extraordinary General Shareholders' Meeting with shareholders and shareholder' representatives attending in person.

Previous registration of shareholders and proxies to attend remotely

Previous registration of shareholders

Shareholders that wish to attend the General Shareholders' Meeting remotely shall register on the Remote Attendance Platform, starting from 8.00 am and until 11.00 am on the day that the General Shareholders' Meeting is held (i.e., 2 December 2020, at first call and, where applicable, 3 December 2020, at second call).

To prove their identity, shareholders shall identify themselves using an electronic national ID card (DNIe), a recognised or advanced electronic signature, based on a valid, recognised electronic certificate issued by the Spanish Public Certification Entity (CERES), belonging to the Fábrica Nacional de Moneda y Timbre or, for users of the digital banking service CaixaBankNow, their customised access codes.

For a legal entity shareholder to register on the Remote Attendance Platform and attend the General Shareholders' Meeting remotely, the authorised representative completing the registration process on behalf of the legal entity must prove in advance that he/she is entitled to act on behalf of that legal entity, as well as his/her own identity, by sending by email to personajuridica.junta@caixabank.com, prior to 11.59 pm on 30 November 2020, a copy of the Attendance Card of the legal entity shareholder issued by the Company or by the entity in which the legal entity shareholder has deposited the shares, duly filled in and signed, together with a copy of the national identity card (DNI), foreign resident certificate (NIE) or passport belonging to the representative that is authorised to attend the General Shareholders' Meeting remotely, and a copy of the document evidencing his/her powers or position allowing him/her to act on behalf of that legal entity. After receiving and verifying the documentation, the representative will be able to register and attend the Meeting remotely, provided that he/she satisfies the access and identification requirements indicated in the paragraph above.

Previous registration of proxies

Proxies that wish to attend the General Shareholders' Meeting remotely shall register on the Remote Attendance Platform, starting from 8.00 am and until 11.00 am on the day that the

General Shareholders' Meeting is held (i.e., 2 December 2020, at first call and, where applicable, 3 December 2020, at second call).

To prove their identity, proxies shall identify themselves using an electronic national ID card (DNIe), a recognised or advanced electronic signature, based on a valid, recognised electronic certificate issued by the Spanish Public Certification Entity (CERES), belonging to the Fábrica Nacional de Moneda y Timbre or, for users of the digital banking service CaixaBankNow, their customised access codes.

In order for a proxy holder to register on the Remote Attendance Platform and attend the General Shareholders' Meeting remotely with shares that are not owned by him/herself, in case the proxy has not been sent or delivered to the Company via remote channels in due course and in accordance with the Instructions for Proxy and Remote Voting that are published on the Company's website (www.CaixaBank.com), the proxy holder will have to prove in advance the existence of the proxy and his/her identity by sending a copy of the Proxy Card (Tarjeta de Delegación) issued by the Company or by the entity in which the legal entity shareholder has deposited the shares, duly filled in and signed by the represented shareholder, together with a copy of the proxy's national identity card (DNI), foreign resident certificate (NIE) or passport to the email address delegaciones.junta@caixabank.com before 11.59 pm on 30 November 2020. In addition, in case the proxy is a legal entity, the authorised representative that completes the registration process must also submit, in addition to the documentation mentioned above, a copy of his/her national identity card (DNI), foreign resident certificate (NIE) or passport together with a copy of the document evidencing his/her power of representation. Once the delegation and other documentation has been received and verified, the proxy holder will be able to register and attend the General Shareholders' Meeting remotely provided that he/she satisfies the requirements described in the paragraph above.

Other aspects relating to the registration of shareholders and proxies

Shareholders and proxy holders who have failed to satisfy the previous registration requirements under the terms and conditions mentioned in the aforementioned sections shall not be entitled to attend the General Shareholders' Meeting remotely. In this regard, once the time for registration has elapsed, the registration of new attendees shall not be allowed.

If the General Shareholders' Meeting cannot be held on 2 December 2020 at first call because the required quorum has not been met, the shareholders and proxy holders registered for the meeting at first call shall have to complete the registration process again in order to remotely attend the General Shareholders' Meeting on 3 December 2020, at second call. If the General Shareholders' Meeting is held at second call, only the shareholders and proxy holders completing the registration and accreditation process on 3 December 2020 will be entitled to attend, participate, request information, submit proposals and vote at the General Shareholders' Meeting as provided for in this announcement and in the Instructions for remotely attending the General Shareholders' Meeting published on the Company's website (www.CaixaBank.com ).

Streaming of the General Shareholders' Meeting

The General Shareholders' Meeting will be streamed at the link provided under Information on the General Extraordinary Shareholders' Meeting - December 2020 on the Company's website (www.CaixaBank.com), which may be accessed by both the Company's shareholders and non-shareholders. The streaming of the General Shareholders' Meeting may also be watched in English, and a sign language interpreter will also be available.

Exercise by shareholders and proxies of their rights to participate, receive information, submit proposals and vote remotely

Rights of participation, information and proposal

Shareholders and proxies attending the General Shareholders' Meeting remotely and who wish to participate at the General Shareholders' Meeting, request information or clarifications in writing that they deem necessary about the items of the agenda, the information accessible to the public that the Company has submitted to the CNMV since the last General Shareholders' Meeting or in relation to the auditor's report, or make proposals in writing under the terms provided for by law, shall indicate, where applicable, their intention of doing so when registering to attend the General Shareholders' Meeting via the Remote Attendance Platform.

Speeches, requests for information and, where applicable, proposals, shall be submitted in writing using the link provided for this purpose on the Remote Attendance Platform from the time of registration until speeches end, which will be duly indicated during the course of the Meeting. The texts shall contain a maximum of 7,500 characters, and each registered attendee shall be entitled to submit only one document. Shareholders and proxies that wish their speeches to be included in the minutes of the meeting, will have to indicate this clearly and expressly in the heading of the submitted document.

Requests for information or clarifications from shareholders and proxies who remotely attend the meeting shall be answered verbally during the General Shareholders' Meeting or in writing, within the following seven (7) days.

Right to vote

Shareholders and proxies who attend the General Shareholders' Meeting remotely will be entitled to vote on the proposals relating to the agenda items via the link and using the voting form provided at the Remote Attendance Platform from the time they have registered until the time for voting the proposals ends, which will be duly announced during the meeting.

The voting during the General Shareholders' Meeting of any proposals that are not included in the agenda items shall be carried out using the link and form set up for this purpose on the Remote Attendance Platform, from the moment the proposals have been read and until the time for voting the proposals ends, which will be duly announced during the meeting.

The remote attendance of shareholders shall prevail over votes cast remotely and proxies granted prior to the General Shareholders' Meeting.

Miscellanea

Safekeeping of electronic signatures and passwords

The shareholder is exclusively responsible for the safekeeping and use of his/her electronic signature and, concerning users of the digital banking service CaixaBankNow, for the safekeeping and use of their personal passwords.

Incidents

The Company accepts no liability for any damage or loss caused to the shareholder or their proxy holder in the event that its website is temporarily down or suffers an outage, including faults, overloads, connection failures or any other similar circumstance or eventuality beyond the Company's control, notwithstanding measures being adopted that in response to the particular circumstances, including the temporary suspension of the Meeting, as necessary, to guarantee the full exercise of rights by shareholders and their proxy holders.

RIGHT TO INFORMATION

In accordance with current legislation and the Regulations of the General Shareholders' Meeting, as from the date of publication of this call shareholders are entitled to consult it on the Company’s website (www.CaixaBank.com), inspect at the Company’s registered office, and, if legally appropriate, request a copy of it, which will be provided or sent free of charge, of the following documentation:

-	Announcement of the General Shareholders' Meeting.

-	Total number of shares and voting rights on the date of call.

-	Full text of the proposals of resolutions corresponding to each item on the agenda, and proposals of resolutions submitted by shareholders, if any.

-	Report issued by the Board of Directors in relation to the proposals on the appointment of Directors referred to in items 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 of the agenda, including information on their identity, CV and category to which the directors whose appointment has been proposed belong, in addition to the corresponding proposal or report by the Appointments Committee.

-	Pursuant to what is established in Article 511 of the Law on Corporate Enterprises, the directors’ report and report issued by Grant Thornton S.L.P., Sociedad Unipersonal, another auditing firm from CaixaBank, S.A.’s, appointed by the Commercial Registry of Valencia, regarding the issuance of 3,750 preferential and share-convertible participations, for a total nominal amount of €750,000,000, excluding any preferential subscription rights. This issuance was approved by the Board of Directors on 23 September 2020 pursuant to the delegation granted to the latter by the Ordinary General Shareholders’ Meeting held on 28 April 2016; the final terms of the foregoing were set on 1 October 2020, as published in a notice of Privileged Information of that same date.

Additionally, In relation to item 2 on the agenda, in accordance with that set out in articles 39, 40.2 and other relevant articles of Law 3/2009 of 3 April on structural changes to companies ("Law on Structural Changes to Companies"), the following documents are on CaixaBank, S.A.'s website (www.CaixaBank.com), so that they can be downloaded and printed, as of 23 October 2020, with the exception of the Merger Plan, which was published on 18 September 2020:

-	The Merger Plan.

-	The reports of the directors of CaixaBank, S.A. and Bankia, S.A. regarding the Merger Plan, including the one signed by the directors of CaixaBank, S.A. containing (i) a report on the capital increase inherent to the Merger, and (ii) a report on the necessary capital increase to cover the conversion of the two outstanding issuances of contingent convertible perpetual bonds that Bankia, S.A. currently has in place. The reports from the directors of CaixaBank, S.A. and Bankia, S.A. both include an appendix with the respective fairness opinions issued by financial experts regarding the reasonability of the exchange ratio from a financial standpoint for the shareholders of the two companies involved in the Merger.

-	The report from the independent expert designated by the Companies Register of Valencia under the terms required by article 34 of the Law on Structural Changes to Companies.

-	The individual and consolidated financial statements as of 31 December 2017, 2018 and 2019 of Bankia, S.A. and CaixaBank, S.A., and their corresponding management reports and audit reports.

-	The merger balance sheet of CaixaBank, S.A. as of 30 June 2020, with the corresponding audit report; and the half-yearly financial statement of Bankia, S.A. required by the legislation governing the stock market, as of 30 June 2020, with the corresponding audit report.

-	The Articles of Association of CaixaBank, S.A. and Bankia, S.A., current and incorporated into a public deed.

-	The Articles of Association of CaixaBank, S.A. after the Merger, which will be the current articles of association of CaixaBank, with amendment only being required of the share capital sum and the number of shares it is divided into (articles 5 and 6.1 of CaixaBank's articles of association) as a result of the capital increase required for the Merger exchange.

-	The identity of the directors of the companies involved in the Merger, the date from which they hold their positions, and the identity of the persons proposed as the directors as a result of the Merger.

All the shareholders, bondholders, holders of special rights other than shares and workers' representatives who request this through any means allowed by law are entitled to examine at the registered office the full copy of the aforementioned documents and request the free delivery or shipment of copies of each one.

Furthermore, it is stated for the record that the document foreseen in Article 1, sections 4.g) and 5.f) of Regulation (EU) 2017/1129, of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, which includes the pro forma financial reporting foreseen in such Regulation and annexes the related auditors’ report, will be available to the public by way of publication on the website of CaixaBank, S.A. (www.CaixaBank.com), where it may be downloaded and printed.

In accordance with articles 197 and 520 of the Law on Corporate Enterprises, shareholders are informed that up to the fifth day prior to the Meeting they may request the directors in writing any information or clarifications they deem appropriate, or submit in writing the questions they judge relevant, regarding the items on the agenda and the information accessible to the public which the Company has supplied to CNMV since the last General Meeting an in relation to the auditor’s report.

For such purposes, the shareholders can request information or clarifications or ask questions by writing to CaixaBank, S.A. - Junta General Extraordinaria de Accionistas – Diciembre 2020 (General Secretariat - Extraordinary General Shareholders’ Meeting – December 2020), Pintor Sorolla, 2-4, 46002 Valencia, accrediting their identity with a photocopy of their national identity document or passport (if they are legal persons, a document sufficiently accrediting their representation) and their shareholder status, stating their number of shares and the depository institution.

The information requests can also be made by e-mail by writing to accionista@caixabank.com, stating their name and surnames (or company name), their national identity document or passport, their number of shares and the depository institution. The information requests received through such means, unless the shareholder states otherwise, can be met by the Company by writing to the e-mail address of the shareholder who sent the request.

The valid requests for information and clarifications and the questions made in writing, and the answers provided in writing by the directors, will be included on the Company's corporate website (www. CaixaBank.com).

ANNOUNCEMENT AND STATEMENTS RELATED TO THE MERGER PLAN

The Merger Plan was published in the websites of CaixaBank, S.A. (www.CaixaBank.com) and Bankia, S.A. (www.bankia.es) on 18 September 2020, as stated in both announcements published in the Official Gazette of the Companies Register on 1 October 2020. The fact that it was published on the corporate webpages and the date this occurred were published in the Official Gazette of the Companies Register on 1 October 2020. Likewise, voluntarily a copy of the Joint Merger Plan was deposited with the Companies Register of Valencia on 2 October 2020; this fact being stated in a notice published in the Official Gazette of the Companies Register on 9 October 2020.

In accordance with articles 39 and 40.2 of the Law on Structural Changes to Companies, the following minimum statements regarding the Merger Plan are included:

a)	Identification of the merging companies

The absorbing company is CAIXABANK, S.A., a Spanish credit entity with its registered office at Pintor Sorolla 2-4, Valencia, and tax ID number A-08663619. CaixaBank is registered with the Companies Register of Valencia in Volume 10370, Folio 1, Page V-

178351 and in the Special Register of the Bank of Spain under number 2100.

The absorbed company is BANKIA, S.A., a Spanish credit entity with its registered office at Pintor Sorolla 8, Valencia, and tax ID number A-14010342. Bankia is registered with the Companies Register of Valencia in Volume 9341, Book 6623, Folio 104, Page V-17274 and in the Special Register of the Bank of Spain under number 2038.

b)	Share exchange ratio and procedure

The exchange ratio, determined based on the actual value of the assets and liabilities of CaixaBank, S.A. and Bankia, S.A., will be of 0.6845 newly issued shares in CaixaBank, S.A., each of a nominal value of one euro, for every share (one) in Bankia, of a nominal value of one euro.

The complementary cash payment in accordance with article 25 of the Law on Structural Changes to Companies is not provided for (without prejudice to the implementation of a mechanism for facilitating the exchange).

That exchange ratio was agreed and calculated based on the methodologies set out and justified in the reports drafted by the Boards of Directors of CaixaBank, S.A. and Bankia, S.A. in accordance with article 33 of the Law on Structural Changes to Companies and which were added to the respective corporate websites before convening the General Meetings for resolving the Merger.

CaixaBank, S.A. will increase its share capital by the sum necessary to effect the exchange of Bankia, S.A. shares via the issue and putting into circulation of the number of new ordinary shares required, each of a nominal value of one euro, of the same class and series as those currently in circulation, represented as book entries. In accordance with article 304.2 of the Law on Corporate Enterprises, no pre-emptive rights will be provided for, and the subscription of the shares will be reserved for holders of Bankia, S.A. shares.

In application of article 26 of the Law on Structural Changes to Companies, under no circumstances will any Bankia, S.A. shares owned by CaixaBank, S.A. or any shares that Bankia, S.A. holds as treasury shares be exchanged. These shares are to be cancelled. On the date of the Joint Merger Plan, CaixaBank, S.A. does not own any shares in Bankia, S.A. and Bankia, S.A. has 31,963,300 own shares as direct treasury shares.

The exchange of Bankia, S.A. shares for CaixaBank, S.A. shares will take place once: (A) the Merger has been agreed upon by the General Shareholders' Meetings of both companies; (B) the conditions precedent have been met; (C) the document referred to in article 1, sections 4.g) and 5.f), respectively, of Regulation (EU) 2017/1129 of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, is available to the public; and (D) the notarial instrument of Merger has been registered with the Companies Register of Valencia.

The exchange will take place from the date specified in the notice of exchange to be published on the corporate websites of the merged companies and, as other relevant information, on the website of the CNMV. For such purpose, a financial entity will be appointed to act as an exchange agent that will be specified in the above-mentioned notices.

The exchange of Bankia, S.A. shares for CaixaBank, S.A. shares will take place in Iberclear via the participating entities as the depositories of the shares, as per the procedures established for the book-entry system in accordance with Royal Decree 878/2015 of 2 October on the clearing, settlement and registration of marketable securities represented by book entries, the regulation of the central securities depository and central counterparty entities, the transparency requirements for the issue of securities admitted to trading on an official secondary market; and with the application of the terms of article 117 of the Law on Corporate Enterprises.

As a result of the Merger, Bankia, S.A. shares will be cancelled.

Bankia, S.A.’s shareholders who own a number of shares that, in accordance with the agreed upon exchange ratio, do not entitle to receive a whole number of CaixaBank, S.A. shares, may acquire or transfer shares so that the resulting shares they hold entitle them, in accordance with the exchange ratio, to receive a whole number of CaixaBank, S.A. shares.

Without prejudice to this, the merging companies have established a mechanism to facilitate Bankia, S.A.’s shareholders receiving whole numbers of CaixaBank, S.A. shares in virtue of the exchange.

That mechanism entails appointing a financial entity as an odd-lot dealer, that will act as the counterparty for the purchase of share excesses and shortfalls. Thus, any Bankia, S.A. shareholder which, in accordance with the established exchange ratio and taking into account the number of Bankia, S.A. held shares, is not entitled to receive a whole number of CaixaBank, S.A. shares or is entitled to receive a whole number of CaixaBank, S.A. shares but has an additional number of Bankia, S.A. shares insufficient to have the right to receive an additional CaixaBank, S.A. share, may transfer these surplus Bankia, S.A. shares to the odd-lot dealer, which will pay the shareholders in cash for the value of these shares at the price specified in the notice of exchange.

Except in the case of express instructions in writing to the contrary, it is understood that Bankia, S.A.’s shareholders may make use of this fraction purchase system without having to send instructions to the depository institution of their shares, which will inform them of the result of the operation once concluded.

c)	Valuation of the assets and liabilities of Bankia, S.A.

As a result of the Merger of Bankia, S.A., it will be dissolved without liquidation, and all of its assets and liabilities will be transferred as a whole to CaixaBank, S.A.

For the purposes of article 31.9 of the Law on Structural Changes to Companies, it is hereby stated that the magnitudes of the assets and liabilities of Bankia, S.A. are those resulting from the half-yearly financial statement as of 30 June 2020, without prejudice to these assets and liabilities being entered into the accounting of CaixaBank, S.A. at their fair value from the effective date of the Merger.

d)	Reports from the directors and independent expert

In accordance with article 33 of the Law on Structural Changes to Companies, the Boards of Directors of CaixaBank, S.A. and Bankia, S.A. drafted a report on 23 October 2020, explaining and justifying in detail the Merger Plan with regard to its legal and financial aspects, with particular reference to the share exchange ratio (including the methodologies used to determine it), the special valuation difficulties and the implications of the Merger for the shareholders of the merging companies and their creditors and employees.

As an independent expert, BDO Auditores SLP issued the mandatory report on 23 October 2020 under the terms required by article 34 of the Law on Structural Changes to Companies.

e)	Ancillary obligations, special rights and securities other than those representing capital

Neither in CaixaBank, S.A. nor in Bankia, S.A. are there any ancillary obligations, privileged or special shares or persons that have assigned special rights other than those arising from standard share ownership. Thus, no special right needs to be granted, nor does any type of option need to be offered.

The CaixaBank, S.A. shares provided to Bankia, S.A.’s shareholders as a result of the Merger do not give the holders of these shares any special right.

With respect to the outstanding issues of Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities of Bankia, S.A. (issued on 19 September 2018 for the sum of €500,000,000 under ISIN code XS1880365975 and on 18 July 2017 for the sum of €750,000,000 under ISIN code XS1645651909), as a result of the Merger, CaixaBank, S.A. will assume the position of Bankia, S.A. and succeed it as the issuing entity of these securities in accordance with their terms and conditions. Thus, once the notarial instrument of Merger has been registered with the Companies Register of Valencia, all terms applicable to Bankia, S.A. in the above-mentioned issues will apply to CaixaBank, S.A. As a result, following the Merger, the above-mentioned securities will become convertible into ordinary shares of CaixaBank, S.A. (instead of Bankia, S.A.), without prejudice to any adjustments that must be made to the floor prices in accordance with the terms of issue and the applicable regulations.

With regard to the rights of the beneficiaries (employees, managers and directors) of the Bankia, S.A. share remuneration agreements, as a result of the Merger, CaixaBank, S.A. will take the place of Bankia, S.A. as the entity bound by these remuneration agreements. The rights on Bankia, S.A.’s shares will be automatically converted into rights on CaixaBank, S.A.’s shares in accordance with the terms resulting from the exchange equation established in the Merger Plan. All mentions of Bankia, S.A. in the aforementioned remuneration agreements will be applicable to CaixaBank, S.A. from the date the notarial instrument of Merger is registered with the Companies Register of Valencia.

f)	Benefits granted of any type

No benefit will be granted to the directors of either merging entity, nor will any benefit be granted to any independent expert involved in the Merger.

g)	Date from which the exchanged shares give right to a share of the earnings

The shares issued by CaixaBank, S.A. to cover the exchange will entitle its holders, from the date on which they become shareholders of CaixaBank, S.A., to a share of the Company earnings under the same terms as the other holders of CaixaBank, S.A.’s shares in circulation on that date.

h)	Effective date of the Merger for accounting purposes

The date from which the operations of the absorbed company are considered to be performed for accounting purposes by the absorbing company is the date resulting from the application of rule 44 of Circular 4/2017 of 27 November of the Bank of Spain, on credit entities, on the rules on public and reserved financial information and financial statement templates, the Recognition and Measurement Rule 19 of the Spanish National Chart of Accounts approved by Royal Decree 1514/2007 of 16 November, and the International Financial Reporting Standard 3.

In accordance with these regulations in force, the effective date of the Merger for accounting purposes will be the date on which, once the Merger has been agreed upon by the General Shareholders' Meetings of CaixaBank, S.A. and Bankia, S.A., the last of the conditions precedent to which the effectiveness of the Merger is subject to in accordance with the Merger Plan is met, as this is the date on which the absorbing company is considered to have acquired control of the absorbed company under the terms referred to in the above-mentioned regulations.

i)	Amendments to the Articles of Association of the absorbing company

In accordance with the Merger Plan, CaixaBank, S.A., as the absorbing company, will continue to be governed by its Articles of Association, as they are in force before the

General Meeting of CaixaBank, S.A. which is hereby convened on its corporate website (www.CaixaBank.com), and without prejudice to the amendments to the Articles of Association which, where applicable, are approved at that General Meeting.

Articles 5 and 6.1 of CaixaBank, S.A.'s Articles of Association, regarding share capital, will be amended in terms of the amount that CaixaBank, S.A. believes pertinent to cover the exchange of the Bankia, S.A. shares established in accordance with the exchange equation with the newly issued shares.

j)	Consequences of the Merger for employment, impact on the gender balance of the governing bodies and effect on corporate social responsibility

1.	Possible consequences of the Merger for employment

In accordance with article 44 of the consolidated text of the Law on the Workers' Statute, approved by Royal Legislative Decree 2/2015 of 23 October governing business transfers, CaixaBank, S.A. will assume the labour rights and obligations of Bankia, S.A.’s employees.

The merging entities will comply with their reporting obligations and, if required, their consultation obligations with the workers’ legal representatives of each entity, in accordance with labour regulations. In addition, the proposed Merger will be notified to the appropriate relevant public entities, in particular to the Social Security General Treasury.

Following the Merger, the combined entity will analyse the overlaps, duplications and economies of scale arising from the merger, with no decision having been made at this time regarding measures of a labour nature that will have to be adopted to integrate the workforces as a result of the Merger. In any case, the integration of the workforces will take place observing the legal procedures applicable in each case and especially with regard to the reporting obligations and consultation obligations with the workers’ representatives, having meetings and negotiating with them as is required to integrate the two workforces with the most agreement possible between the parties.

2.	Impact on the gender balance of the governing bodies

It is expected that the Merger will cause changes to the make-up of the governing body of the absorbing company that may affect the gender balance of its structure.

3.	Effect of the Merger on corporate social responsibility

It is not expected that CaixaBank, S.A.'s current corporate social responsibility policy will change as a result of the Merger.

k)	Tax treatment

In accordance with article 89.1 of Law 27/2014 of 27 November on corporate tax, the proposed Merger is subject to the tax treatment established in chapter VII of title VII and additional provision 2 of the aforementioned law and article 45, paragraph I.B.10, of Royal Legislative Decree 1/1993 of 24 September approving the consolidated text of the transfer tax and stamp duty. That tax treatment allows for companies to restructure while applying the concept of tax neutrality, provided that such operations occur owing to valid economic reasons, such as those set out in the Joint Merger Plan.

Within three months of registration of the notarial instrument of Merger, the transaction will be communicated to the Spanish Tax Agency in accordance with articles 48 and 49 of the Corporate Tax Regulation approved by Royal Decree 634/2015 of 10 July.

l)	Conditions precedent

The effectiveness of the Merger is subject to the following conditions precedent:

(i)	The Minister for Economic Affairs and Digital Transformation must give authorisation in accordance with additional provision 12 of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit entities.

(ii)	The National Commission on Markets and Competition must authorise the resulting financial concentration of the Merger in accordance with Law 15/2007 of 3 July on the defence of competition and related regulations.

(iii)	No objection must have been made by the General Directorate of Insurances and Pension Funds, the CNMV or the Bank of Spain to the acquiring by CaixaBank, S.A., as a result of the Merger, of significant holdings in companies subject to the supervision of these entities. This absence of an objection either being expressly notified or owing to the elapsing of the maximum term for objections in the applicable regulations without any objection having been made.

(iv)	No objection must have been made by the European Central Bank to the acquisition of significant holdings in CaixaBank, S.A., as a result of the Merger, either expressly declared or because of the expiration of the maximum period established in the applicable regulations without the objection having been expressed.

(v)	The authorisation or, as the case may be, non-objection by the corresponding supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank, S.A. after the merger of significant indirect holdings in companies in which CaixaBank, S.A. has an interest and which are subject to the supervision of said entities.

The Boards of Directors of CaixaBank, S.A. and Bankia, S.A. and any person delegated by them may perform all the acts and adopt all the resolutions required for requesting, processing and obtaining the above-mentioned authorisations and any other authorisations, statements or releases required or advisable for the success of the Merger, including, in particular but not limited to, offering, proposing or accepting remedies, undertakings, guarantees or conditions from/to the competent authorities (in particular but not limited to competition authorities and the governing or supervisory bodies for the banking, insurance and stock-market sectors) or refraining from making them or rejecting them when they consider it in the shareholders' interest, ultimately being able to declare the above-mentioned conditions precedent met or not met or abandon trying to meet them (to the extent legally possible and advisable).

ATTENDANCE OF A NOTARY PUBLIC AT THE MEETING

The Board of Directors has resolved to require the attendance of a Notary Public for the purposes of drawing up the minutes of the Meeting.

DATA PROTECTION

The personal data of the shareholders and that of their proxies, where applicable, supplied to CaixaBank S.A. by the said shareholders or their proxies or by the banking institutions or brokerage firms and dealers with whom the shares of the former are deposited, via the entity legally qualified to maintain the register of shareholders (Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal - “Iberclear”) under the responsibility of CaixaBank, S.A. (Tax Number (NIF) A-08663619 and registered office at Pintor Sorolla, 2-4, 46002 in Valencia) will be processed with the purpose of managing and monitoring both the existing list of shareholders and the call to General Shareholders' Meeting, the meeting itself and information published on the same, and fulfilling its legal obligations. It is also informed that the General Shareholders' Meeting may be recorded solely and exclusively for it to be posted on CaixaBank S.A.’s corporate website (www.CaixaBank.com), and their image and voice may therefore be recorded for purposes of reproduction, distribution and communication within this context and strictly for this purpose. These details may be passed on to public authorities and institutions for the purposes of complying with a legal obligation, as well as to service providers and third parties where necessary to handle and carry out the arrangements corresponding to the service and/or contracts. The data will be accessible to the notary public attending the General Shareholders' Meeting and will be publicly available insofar as it figures in the documentation available on the corporate website (www.CaixaBank.com) or is revealed at the General Shareholders' Meeting. The data subjects may exercise their rights in relation to their personal data (access, portability, revocation of consent, rectification, opposition, limitation, deletion), pursuant to the regulations in force, submitting a copy of their DNI, or equivalent document and sending an email to accionista@caixabank.com or in writing, addressed to Apartado de Correos 209, 46080 Valencia, indicating “Ejercicio de derechos accionistas” as a reference. Any claims deriving from the processing of your personal data may also be sent to the Spanish Data Protection Agency (Agencia Española de Protección de Datos) at www.agpd.es. For more information on personal data processing by CaixaBank, S.A. please consult the Privacy Policy on the Company’s corporate website, www.CaixaBank.com. Finally, you may contact CaixaBank, S.A.’s Data Protection Officer via the link www.CaixaBank.com/delegadoprotecciondedatos.

ELECTRONIC SHAREHOLDER FORUM

In accordance with Article 539 of the Law on Corporate Enterprises and Article 7 bis of the Regulations of the General Shareholders' Meeting, from the date of this call notice until the day the General Shareholders' Meeting is held, the Electronic Shareholder Forum will be available at the Company's website (www.CaixaBank.com). The rules of procedure and the form to be filled in by shareholders wishing to participate in this Forum are available on the Company's website.

GENERAL INFORMATION

For any issues relating to the General Shareholders' Meeting that have not been covered in this notice, shareholders may consult the General Shareholders' Meeting Regulations, which are available on the Company's website (www.CaixaBank.com).

All information and documentation relating to the General Shareholders' Meeting is available to shareholders on the Company’s website (www.CaixaBank.com). For further information on how to exercise their rights with regard to the General Shareholders' Meeting, shareholders may contact the "Extraordinary General Shareholders' Meeting – December 2020 Shareholder Service" by telephoning 902 11 05 82 or 935 82 98 03 (7 days a week from 9.00 a.m. to 7.00 p.m.) or by sending an email to accionista@caixabank.com.

Public transport to the Meeting venue:

City bus lines: 62, 63, 99 and N3

City metro: Line 1 (stations “Beniferri” and “Empalme”)

Tram: Line 4 (“Palau de Congressos” station)

Further information: www.palcongres-vlc.com

The venue has disabled access. A sign language interpreter will also be available to help hearing impaired people follow the General Shareholders' Meeting in addition to auxiliary services for those with sensory impairments or reduced mobility to participate in the Meeting, exercising their vote.

ADDITIONAL INFORMATION IN RELATION TO THE CURRENT PUBLIC HEALTH RISK CAUSED BY THE COVID-19 PANDEMIC

In the event that on the dates planned for the Meeting, i.e. 2 December at first call and 3 December at second call, any measure established by the administrative or health authorities that restrict or prevent the Company's General Shareholders' Meeting from being held with shareholders and their proxies physically present is in force, the Meeting would be held on the same dates and time set forth in this announcement, with the following special rules applying:

i)	Shareholders may exercise their rights, in person or by proxy, only via remote communication media and online, under the terms provided for in this announcement.

ii)	The Chairman will only invite or authorise the attendance of internal and external staff considered essential to hold the General Shareholders' Meeting.

iii)	The members of the Board of Directors will attend the General Shareholders' Meeting under the terms established in Article 180 of the Law on Corporate Enterprises and Article 8.4 of the Regulations of the General Shareholders' Meeting. In this connection and pursuant to Royal Decree-Law 8/2020, of 17 March, on the extraordinary urgent measures to address the economic and social impact of Covid-19, the members of the Board of Directors may comply with this obligation attending the meeting by conference call or videoconference, with the meeting considered as being held at the Company's registered office regardless of the location of the Chairman of the Board at the time.

iv)	The Notary Public may attend remotely using real-time media that guarantees the proper fulfilment of notarial duties, pursuant to the provisions of Royal Decree-Law 8/2020, of 17 March, on the extraordinary urgent measures to address the economic and social impact of Covid-19.

v)	In any case, the Board of Directors will inform the shareholders and the markets in general accordingly of any other measures that may be necessary in line with the resolutions or recommendations that may be established by the statutory authorities on its website (www.CaixaBank.com) or using the means necessary based on the scope of the measures.

Barcelona, 23 October 2020. The Chairman of the Board of Directors, Jordi Gual Solé.

CaixaBank, S.A.

Painter Sorolla, 2-4, 46002 Valencia.

Entered in the Register of Companies of Valencia, Volume 10370, Folio 1, Sheet V-178351, CIF (Tax Number): A08663619.